UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 12, 2007
BALLY TOTAL FITNESS HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13997	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (773) 380-3000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report
TABLE OF CONTENTS
Item 1.01 Entry into a Material Definitive Agreement
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
Item 1.01 Entry Into a Material Definitive Agreement
On April 12, 2007, Bally Total Fitness Holding Corporation (the “Company”) entered into a Forbearance Agreement (the “Forbearance Agreement”) under its Amended and Restated Credit Agreement dated as of October 16, 2006 (the “Credit Agreement”), with JP Morgan Chase Bank, N.A., as Agent, Morgan Stanley Senior Funding, Inc., as Syndication Agent and the lender parties (the “Lenders”) to the Credit Agreement. Under the Forbearance Agreement, the Agent and the Lenders will forbear from exercising any remedies under the Credit Agreement as a result of certain defaults. The Forbearance Agreement will terminate on July 13, 2007, unless earlier in accordance with its terms. The Forbearance Agreement also requires that the Company enter into forbearance agreements with respect to defaults under its public indentures with holders of at least a majority of the Company’s 10-1/2% Senior Notes due 2011 and at least 75% of the Company’s 9-7/8% Senior Subordinated Notes due 2007 (the “Senior Subordinated Notes”).
A copy of the Forbearance Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 8.01 Other Events
On April 12, 2007, the Company issued a press release (the “Press Release”) announcing the Forbearance Agreement. The Press Release also announced, among other things, that the Company was engaged in continuing discussions regarding waiver and forbearance arrangements with an ad hoc committee of noteholders and would not make the interest payment due on April 16, 2007 on the Senior Subordinated Notes. A copy of the Press Release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1 Forbearance Agreement, dated as of April 5, 2007, under the Amended and Restated Credit Agreement, dated as of October 16, 2006, among Bally Total Fitness Holding Corporation, as Borrower, the lender parties thereto, JP Morgan Chase Bank, N.A., as Agent and Morgan Stanley Senior Funding, Inc., as Syndication Agent.
99.1 Press Release, dated April 12, 2007.

     Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION Registrant

Dated: April 13, 2007	/s/ Marc D. Bassewitz
Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel